Exhibit 10.6

Summary of Amendments to Allumbaugh, Yarborough, III, and Starrett Option Agreements

On December 20, 2005, in recognition of the valued service provided by Messrs. Byron E. Allumbaugh, Hubert E. Yarborough, III, and Peter M. Starrett (collectively, the “Departing Directors”) to The Pantry, Inc. (the “Company”) as members of the Company’s board of directors, the compensation committee of the Company’s board of directors amended the terms of the past three option agreements for grants made to each Departing Director.

Under the terms of the original option agreements for each Departing Director (which agreements were entered into between each Departing Director and the Company on March 25, 2003, March 31, 2004 and March 29, 2005, respectively), shares of Company common stock subject to each such option agreement vest over three years, with 33.3% of such shares vesting each year on the anniversary date of the grant, beginning on the first anniversary date of the grant. As a result of the amendments, shares of Company common stock subject to such option agreements will still vest over three years, but with  1/12th of such shares vesting each quarter on the quarterly anniversary date of such grant beginning with the first quarterly anniversary date after such grant (e.g.,  1/12th of the options granted on March 25, 2003 vested on June 25, 2003,  1/12th vested on September 25, 2003, and so on until all options covered by the March 25, 2003 agreements become fully vested on March 25, 2006). All other terms of the original option agreements for each Departing Director remain unchanged.